Exhibit 15
May 2, 2016
PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the period ended March 31, 2016 as indicated in our report dated May 2, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated by reference in Registration Statement No. 333-203234 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Ernst & Young Ltd.
Ernst & Young Ltd.

Hamilton, Bermuda